Exhibit 99.1

Arcimoto Announces Full Year 2020 Financial Results and Provides Corporate Update

EUGENE, Ore., March 31, 2021 – Arcimoto, Inc.®, (NASDAQ: FUV) makers of affordable, practical, and joyful pure electric vehicles for everyday commuters and fleets, today provided a corporate update and announced financial results for the fiscal year ended December 31, 2020.

2020 and Recent Company Highlights:

●	Delivered 97 vehicles to customers in 2020, an increase of 110% over the prior year, despite production shutdowns in each of the four quarters, as well as supply chain interruptions due to COVID-19.

●	Expanded the Arcimoto platform family with the launch of production pilots of the Rapid Responder, developed for first responders and security uses, and the Deliverator, targeting last-mile delivery and general fleet utility uses.

●	Achieved the strongest financial foundation in Company history by executing a series of above market capital raises garnering net proceeds of approximately $52.9 million. Eliminated all non-equipment-financing debt ($3.9 million) through the retirement of convertible and senior secured notes.

●	Teamed with DHL to enable nationwide home delivery of Arcimoto vehicles, achieving an important milestone for the Company’s direct-to-customer sales model in preparation for mass production.

●	Partnered with Munro and Associates to plan for high volume production and to evaluate Arcimoto manufacturing processes and supply chain in order to drive down costs and accelerate scale.

●	Expanded customer sales into Florida, the Company’s first East Coast state.

●	Unveiled the fourth product concept, the Cameo, targeting the film and influencer industry, and our fifth product concept, the Arcimoto Roadster, an open-air all-electric road trike, which recently made its debut at Dayton Bike Week.

●	Entered into pilot programs with HyreCar, Wahlburgers Key West, Carry It Forward, the City of Orlando, and others, which have provided invaluable product feedback as we design future models to meet their respective needs before scaling production.

●	Completed the purchase of Tilting Motor Works, makers of patented tilting trike technology that will serve as the foundation for new Arcimoto products aimed at micromobility.

●	Selected and agreed to purchase a new manufacturing plant, the rAMP. With a facility footprint of approximately 220,000 square feet across 10.7 acres, the Company is planning for a manufacturing capacity of 50,000 units per year once fully operational. This transaction is anticipated to close on April 19, 2021.

●	Joined ZETA, the Zero Emission Transportation Association, which has the goal to electrify all vehicle sales by 2030.

●	Prioritized the health and safety of the Arcimoto team by implementing robust pandemic protocols including remote work, social distancing, face mask requirements, temperature checks, and surface testing.

Management Commentary

“This last year has been an incredible challenge for us all,” said Mark Frohnmayer, Founder and CEO of Arcimoto. “It makes me all the more proud to stand alongside and witness the truly transformative accomplishments of this venture. Through pandemic shutdowns, disruptions to supply chain and travel, catastrophic wildfires, and devastating personal losses, this team has made giant strides toward the achievement of the Company’s vision.

“As we look to the year ahead and emerge from the pandemic, our course is clear. 2021 is the year Arcimoto will lay the groundwork for its next decade of growth. As we continue to deliver ultra-efficient, ultra-fun rides to our customers, we aim to lay out our full product family roadmap, and demonstrate the technologies, markets, partnerships, and production systems that will together fulfill the company’s mission to catalyze the shift to a sustainable transportation system. We look forward to sharing our road ahead on today’s update webinar.”

Full Year 2020 Financial Results

Total revenues in 2020 were up 120% to approximately $2.2 million as compared to $987,850 in 2019.

Sources of revenue in 2020 were approximately $2 million from the sale of vehicles, approximately $126,000 from merchandise and outside metal fabrication, and $10,000 from grants. The increased revenue in 2020 was largely driven by the sale of 97 Arcimoto FUVs, an increase of 110% over the prior year, despite production shutdowns and supply chain interruptions due to COVID-19.

In 2020 the Company incurred a net loss of $18.1 million, or ($0.63) per share, versus a net loss of $15.3 million, or ($0.85) per share in 2019. Expense increased in 2020 as the Company increased manufacturing capacity by 110% year over year and hired 38 new employees, an increase of 40% over 2019.

The Company had $39.4 million in cash and cash equivalents as of December 31, 2020, compared to $5.8 million cash and cash equivalents as of December 31, 2019. Total assets increased by $36.8 million to a total of $53.2 million. Liabilities decreased by $3.2 million, resulting in an increase of $40.1 million in net tangible assets for an increase of $1.08 in net tangible assets per share.

About Arcimoto, Inc.

Arcimoto (NASDAQ: FUV) develops and manufactures ultra-efficient and affordable electric vehicles to help the world shift to a sustainable transportation system. Now available to preorder customers in California, Oregon, Washington, and Florida, the Arcimoto FUV® is purpose-built for everyday driving, transforming ordinary trips into pure-electric joyrides. Available for preorder, the Deliverator® and Rapid Responder™ provide last-mile delivery and emergency response functionality, respectively, at a fraction of the cost and environmental impact of traditional gas-powered vehicles. Two additional concept prototypes built on the versatile Arcimoto platform are currently in development: the Cameo™, aimed at the film and influencer industry; and the Roadster, designed to be the ultimate on-road fun machine. Every Arcimoto vehicle is built at the Arcimoto Manufacturing Plant in Eugene, Oregon. For more information, please visit Arcimoto.com.

Safe Harbor / Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and include, without limitation, our expectations as to vehicle deliveries, the establishment of our service and delivery network and our expected rate of production. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the SEC. In addition, such statements could be affected by risks and uncertainties related to, among other things: our ability to manage the distribution channels for our products, including our ability to successfully implement our rental strategy, direct to consumer distribution strategy and any additional distribution strategies we may deem appropriate; our ability to design, manufacture and market vehicle models within projected timeframes given that a vehicle consists of several thousand unique items and we can only go as fast as the slowest item; our inexperience to date in manufacturing vehicles at the high volumes that we anticipate; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; the number of reservations and cancellations for our vehicles and our ability to deliver on those reservations; unforeseen or recurring operational problems at our facility, or a catastrophic loss of our manufacturing facility; our dependence on our suppliers; changes in consumer demand for, and acceptance of, our products: changes in the competitive environment, including adoption of technologies and products that compete with our products; the overall strength and stability of general economic conditions and of the automotive industry more specifically; changes in laws or regulations governing our business and operations; costs and risks associated with potential litigation; and other risks described from time to time in periodic and current reports that we file with the SEC. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statements.

Public Relations Contact:

Megan Kathman

Main: 646-454-9378

pr@arcimoto.com

Investor Relations Contact:

investor@arcimoto.com

Arcimoto Fleet Sales:

Sam Fittipaldi

sales@arcimoto.com